Exhibit 5.1

Tornier N.V. Fred Roeskestraat 123 1076 EE Amsterdam The Netherlands	Stibbe N.V. Advocaten en notarissen Strawinskylaan 2001 P.O. Box 75640 1070 AP Amsterdam The Netherlands T +31 20 546 0 606 F +31 20 546 0 123
Subject to review of underlying documents	www.stibbe.com

Date 2011

TORNIER N.V.

Ladies and Gentlemen,

(1)           We have acted as counsel to the Company with respect to matters of Netherlands law in connection with the registration of the Shares with the SEC under the Act.

Certain terms used in this opinion are defined in Annex A.

(2)           For the purpose of this opinion, we have examined and relied, among other things, upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

(a)              the Underwriting Agreement;

(b)              the Deed of Incorporation;

(c)              the Shareholders Register;

(d)              the Deed of Issuance;

(e)              the Board Certificate;

(f)               the Extract;

(g)              the Corporate Resolutions;

(h)              the Pricing Committee Resolution; and

(i)               the NASDAQ Letter.

(3)           In rendering this opinion, we have assumed:

(a)              the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means; and

(b)              that the Shares will be subscribed for and accepted by the subscribers for them.

(4)           This opinion is limited to matters of the laws of the Netherlands in effect on the date of this opinion.

(5)           Based upon and subject to the foregoing and to the further limitations and exceptions set forth herein, we are as at the date hereof of the following opinion:

(a)              When issued pursuant to the Deed of Issuance in the form reviewed by us and upon payment in full of the Shares in accordance with the Underwriting Agreement, the Shares will be validly issued, validly outstanding, fully paid and non-assessable.

(6)           The term “non-assessable” as used in this opinion means that a holder of a Share will not by reason of merely being such a holder, be subject to assessment or calls by the Company or its creditors.

(7)           This opinion and any issues arising under this opinion will be governed by the laws of the Netherlands.

(8)           This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to.

(9)           This opinion letter may only be relied upon in connection with the transactions to which the Registration Statement relates.

(10)         We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement.  We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

Yours faithfully,

Stibbe N.V.

Annex A

Definitions

In this opinion:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Board” means the board of directors of the Company.

“Board Certificate” means the certificate, dated the date of this opinion, attached to this opinion as Annex B.

“Board Resolutions” means the minutes of the meeting of the Board, held on August 26, 2010, resolving to, inter alia, (i) issue such number of Shares as required to be issued in connection with the offering with due observance of the terms and conditions of the Registration Statement and the Underwriting Agreement, and (ii) exclude all pre-emptive rights in relation to the issuance of the Shares.

“Company” means Tornier N.V. with corporate seat in Amsterdam.

“Corporate Resolutions” means, collectively, the Board Resolutions and the Shareholders’ Resolutions.

“Deed of Incorporation” means the deed of incorporation of the Company dated June 23, 2006, and its articles of association (statuten) to be effective upon the closing of the offering contemplated by the Registration Statement and after giving effect to the execution of the deed of conversion and amendment of the articles of association to be filed immediately prior to such closing.

“Deed of Issuance” means a draft deed of issuance to be executed by the Company pursuant to which the Shares will be issued.

“Extract” means an extract, dated as the date hereof, from the Trade Register of the Chamber of Commerce in the Netherlands (Kamer van Koophandel, afdeling Handelsregister) relating to the Company.

“Initial Shares” means the ordinary shares in the capital of the Company that will be issued by the Company in connection with the offering as set forth in the Underwriting Agreement.

“NASDAQ Letter” means a letter from the NASDAQ Global Market, dated • , in which it is confirmed on behalf of the board of directors and management of the NASDAQ Global Market that it has authorized the listing of the Shares on the NASDAQ Global Market.

“Overallotment Shares” means any ordinary shares in the capital of the Company that will be issued by the Company to cover overallotments, if any, in connection with the offering as set forth in the Underwriting Agreement.

“Pricing Committee Resolution” means a form of a written resolution of the Company’s pricing committee determining the offer price of the Shares and the number of shares to be issued.

“Registration Statement” means the registration statement, as amended, on Form S-1 (Registration No. 333-167370), originally filed with the SEC on June 8, 2010, under the Act and relating to the offer and sale by the Company of the Shares as described therein.

“SEC” means the U.S. Securities and Exchange Commission.

“Shares” means, collectively, the Initial Shares and the Overallotment Shares, which shares would all be issued by the Company to Cede & Co., as nominee of the Depository Trust Company, for the benefit of the Underwriters pursuant to the terms of the Underwriting Agreement.

“Shareholders Register” means a copy of the Company’s shareholders’ register.

“Shareholders ‘Resolutions” means

(a)           the minutes of the general meeting of shareholders of the Company, held on August 26, 2010, resolving to, inter alia, designate the Board for a term of five years as of August 26, 2010 as the competent body to:

(i)               issue shares and grant rights to subscribe for shares for a maximum term of five years, up to the amount of shares included in the authorised share capital as it will read from time to time; and

(ii)              restrict or exclude the pre-emptive rights pertaining to the shares (or rights to subscribe for shares).

(b)           written resolutions of the general meeting of shareholders of the Company adopted on • .

“Underwriting Agreement” means the purchase agreement between the Company and the Underwriters (as defined therein), substantially in the form filed with the SEC as exhibit 1.1 to the Registration Statement.

Annex B

CERTIFICATE OF THE BOARD
OF
TORNIER N.V.

The undersigned, together constituting the entire board of directors (the “Board”) of Tornier N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands having its registered office address at Fred Roeskestraat 123, 1076 EE Amsterdam, the Netherlands (the “Company”);

HEREBY CERTIFY

(1)           That the information recorded in the excerpt dated as of the date hereof of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 34250781 (the “Extract”) is true, accurate and complete on the date hereof;

(2)           That the Company has not been dissolved (ontbonden), liquidated, granted a (preliminary) suspension of payments ((voorlopige) surseance van. betaling verleend) or declared bankrupt (failliet verklaard);

(3)           That at the date hereof no resolution has been adopted concerning the statutory merger (juridische fusie) or division (splitsing), in both cases involving the Company as disappearing entity, or the voluntary liquidation (ontbinding) of the Company or the filing of a request for its bankruptcy (faillissement) or for a suspension of payments (surseance van betaling) and that the Company has not received a notice from the Amsterdam Chamber of Commerce concerning its dissolution under Section 2:19a of the Dutch Civil Code; and

(4)           That the information recorded in the shareholders’ register of the Company is true, accurate and complete as of the date hereof.

HEREBY CONFIRM

(5)           That they do not have a personal conflict of interest with the Company in respect of the entering into and performance of the Underwriting Agreement (as defined in the opinion letter of Stibbe N.V.) delivered to Stibbe N.V. and in respect of the transactions contemplated thereby;

(6)           That they ensure that the Pricing Committee Resolution (as defined in the opinion letter of Stibbe N.V.) will be (i) adopted in the form delivered to Stibbe N.V. as an attachment to the email to which an executed copy of this certificate was attached, and (ii) signed by the person(s) named in such form;

(7)           That the Corporate Resolutions and the Pricing Committee Resolution (as defined in the opinion letter of Stibbe N.V.) (a) correctly reflect the resolutions made by the Board and the general meeting of shareholders of the Company, respectively, in respect of the transactions contemplated by the Underwriting Agreement, and (b) have not been and will not be amended, nullified, revoked, or declared null and void; and

(8)           That they are not aware of any fact or circumstance that has or may reasonably be expected to have any impact on the accuracy of the opinion letter delivered by Stibbe N.V., which has not been disclosed to Stibbe N.V. in writing.

This certificate is provided to Stibbe N.V., with the understanding that they will rely on, and assume the correctness of, the above statements as of the date of the opinion letter.

Signed on the date first written above.

/s/	/s/
Name: Douglas W. Kohrs Title: Executive Director	Name: Alain Tornier Title: Non-executive Director

/s/	/s/
Name: Pascal E.R. Girin By: Non-executive Director	Name: Elizabeth H. Weatherman Title: Non-executive Director

/s/	/s/
Name: Sean D. Carney Title: Non-executive Director	Name: Richard F. Wallman Title: Non-executive Director

/s/	/s/
Name: Richard B. Emmitt By: Non-executive Director	Name: Kevin C. O’Boyle Title: Non-executive Director